Exhibit 10.1

BIMI International Medical Inc. Announces Results of Special Meeting

NEW YORK, Nov. 08, 2021 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a leading healthcare products and services provider, today announced that shareholders have approved the two proposals voted on at the Registrant’s special meeting of shareholders held on November 5, 2021.

The first proposal is an amendment to the Registrant’s Certificate of Incorporation to increase the number of Registrant’s authorized shares of common stock (the “Common Stock”) by 150,000,000 to 200,000,000. The second proposal is that the shareholders grant discretionary authority to the board of directors of the Registrant (the “Board”) to amend the Registrant’s Certificate of Incorporation to effect a reverse stock split of the Common Stock within the range of 1-2 to 1-5 to be determined by the Board and with the reverse stock split to be effective at such time and date, if at all, as determined by the Board, but not later than the first anniversary of its approval by the Shareholders.

“I would like to thank our shareholders for their support in approving the two proposals. Increasing the number of common shares will allow us to have sufficient shares to support future transactions”, said Mr. Tiewei Song, Chief Executive Officer and President of BIMI International Medical Inc.

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Dragon Gate Investment Partners LLC

Tel: +1(646)-801-2803

Email: BIMI@dgipl.com